Pembridge Consents To Provide Imagis Opportunity To Review Strategic Alternatives

Vancouver, BC, April 8, 2002: (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) Imagis Technologies Inc. ("Imagis") announced today that the Pembridge Group has agreed to provide Imagis with a 60-90 day period to evaluate, consider, or complete certain potential strategic alternatives before continuing to engage in discussions regarding Pembridge's proposal to take Imagis private, or to make a potential strategic investment.

As previously reported, there can be no assurance that the Pembridge proposal will result in a definitive agreement or that any proposed transactions will be completed. Imagis has retained Raymond James Ltd. to act as its financial advisor.

The Board will continue to evaluate opportunities that may be collaborative to the Pembridge proposal as well as develop and conclude strategic alliances with corporate partners with strong presences in the security industry.

About Imagis Technologies Inc.
 Imagis (OTCBB: IGSTF; CDNX: NAB: Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations of its software in the United States, UK, Canada, and Mexico. http://www.imagistechnologies.com

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Sandra Buschau, VP Investor Relations Imagis Technologies Inc. Tel: (604) 684-2449 E-mail: sandy@imagistechnologies.com	Typhoon Capital Consultants Sanjay Sabnani, President Tel:(310) 349-2245 E-mail: sanjay@typcap.com

Iain Drummond, President and CEO Imagis Technologies Inc. Tel: (604) 684-2449 E-mail: idrummond@imagistechnologies.com

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